Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-272337
PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 20, 2023)
1,200,000 Shares
ChoiceOne Financial Services, Inc.
Common Stock

We are offering 1,200,000 shares of our common stock, no par value per share. Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”), under the symbol “COFS.” On July 24, 2024, the last reported sale price of our common stock on Nasdaq was $29.76 per share.
Investing in our common stock involves risks. See “Risk Factors“ beginning on page S-18 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2023 to read about risks you should carefully consider before investing in our common stock.
	Per Share	Total(1)
Public offering price	$25.00	$30,000,000.00
Underwriting discounts and commissions(2)	$1.50	$1,800,000.00
Proceeds to us (before expenses)	$23.50	$28,200,000.00
(1)	Assumes no exercise of the underwriter’s over-allotment option described below.
(2)	Please read “Underwriting” in this prospectus supplement for a description of all underwriting compensation payable in connection with this offering.

We have granted the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 180,000 additional shares of common stock from us on the same terms and conditions set forth above.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
These securities are not deposits, savings accounts, or other obligations of any bank of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
The underwriter is offering the shares of our common stock as set forth in the “Underwriting” section of the prospectus supplement. The underwriter expects to deliver the shares of common stock to purchasers against payment on or about July 26, 2024, subject to customary closing conditions.

D.A. Davidson & Co.

The date of this prospectus supplement is July 25, 2024.

Prospectus Supplement

Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts and is part of a registration statement on Form S-3 that ChoiceOne filed with the U.S. Securities and Exchange Commission (“SEC”) utilizing a “shelf registration” process. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about ChoiceOne and the common stock offered by this prospectus supplement and the accompanying prospectus. Some of the information in the accompanying prospectus may not apply to this offering. Generally, when we refer to “the prospectus,” we are referring to this prospectus supplement and the accompanying prospectus, including the documents incorporated by referenced herein and therein, combined as one document. To the extent the information in the prospectus supplement differs from the information in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.
We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of the prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of the prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of the prospectus outside the United States. The prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by the prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
It is important for you to read and consider all of the information contained in the prospectus in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus, along with the information contained in any free writing prospectuses we have authorized for use in connection with this offering. We have not authorized anyone to provide you with information different from that contained in this prospectus. The prospectus may only be used where it is legal to sell our common stock. You should not assume that the information that appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference into this prospectus supplement, or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.
None of ChoiceOne, the underwriter, or any of their respective representatives is making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common stock. Information in this prospectus supplement and the accompanying prospectus is not legal, tax or business advice to any prospective investor.
Before investing in our common stock, you should read this prospectus supplement, the accompanying prospectus and the additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.
References in this prospectus supplement to “ChoiceOne”, “we”, “us”, “our” and “Company” are to ChoiceOne Financial Services, Inc. and its subsidiaries on a consolidated basis, unless the context indicates that we refer only to the parent company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein regarding ChoiceOne’s strategy, future operations, financial position, estimated revenues and income or losses, prospects, plans, and objectives of management are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will” and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Generally, forward-looking statements can be identified by the fact that they are not based on historical facts but instead represent management’s beliefs regarding future events. Such statements are based on management’s current expectations and are subject to risks, uncertainties, and changes in circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, actual results and outcomes may differ materially from those included in these statements due to a variety of factors. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed include, but are not limited to, the following:
•	our asset quality and any loan charge-offs;
•	the adequacy of our allowance for credit losses;
•	the composition of our loan portfolio;
•
the effects of changes in market interest rates on our net interest income, net interest margin, our investment securities portfolio, our loan originations and loan portfolio, and our modeling estimates relating to interest rate changes;

•	the effects of general economic conditions in the United States and Michigan;
•	our access to sources of liquidity and capital to address our liquidity needs;
•	our ability to meet our regulatory and public company obligations, including regulatory requirements to maintain minimum capital levels;
•	our ability to achieve loan and deposit growth and the composition of such growth;
•	our ability to attract and retain key employees;
•	our ability to identify and address cybersecurity risks;
•	our ability to keep pace with technological changes;
•	risks related to the concentration of our operations in Michigan;
•	risks related to our loan portfolio, including risks associated with commercial and residential real estate;
•	our ability to successfully compete with other financial services companies and to adjust to changes in the financial services industry;
•	our ability to implement, maintain, and improve effective internal controls;
•	our ability to consummate our proposed merger with Fentura Financial, Inc. (“Fentura”) on the terms and timing we expect, if at all;
•
risks related to the integration of any businesses we have acquired or expect to acquire, such as our proposed merger with Fentura, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel;

•	the risk that the cost savings and any revenue synergies from the proposed merger may not be realized or take longer than anticipated to be realized;

•	disruption from the proposed merger with customers, suppliers or employees or other business partners’ relationships;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement (as defined below);
•	the failure to obtain the necessary approvals from ChoiceOne’s or Fentura’s shareholders in connection with the merger;
•	the ability to obtain required government approvals of the proposed terms of the merger;
•	reputational risk and the risk of adverse reaction of our, ChoiceOne Bank’s, Fentura’s and The State Bank’s customers, suppliers, employees or other business partners to the merger;
•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the dilution caused by the issuance of additional shares of our common stock in the merger or related to the merger;
•	risks related to legislative or regulatory changes;
•	governmental monetary and fiscal policies, including the policies of the Board of Governors of the Federal Reserve System (“Federal Reserve”);
•	risks related to our reliance on third party vendors;
•	our ability to maintain our reputation and effectively manage employee misconduct and the potential for fraud;
•	risks related to war, terrorism, pandemics, natural disasters and climate change;
•	systemic risks associated with the soundness of other financial institutions;
•	our success at managing the risks involved in the foregoing items; and
•
each of the risk factors listed and described in Part I, Item 1A. Risk Factors of our most recently filed Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included or incorporated by reference in this prospectus supplement and accompanying prospectus. You are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they were made. Other than as required under United States securities laws, ChoiceOne does not undertake to update, amend, or clarify the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act (File No. 333-272337) for the securities being offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of that registration statement, which contains additional information not contained in this prospectus supplement or the accompanying prospectus.
In addition, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC website at www.sec.gov.
General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through the Investor Relations section of our website at www.choiceone.bank as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on (or accessible through) our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of this prospectus supplement.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement, the accompanying prospectus, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and accompanying prospectus, you should rely on the information that was filed later.
We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information in such future filings deemed to be furnished and not filed):
•	Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 13, 2024;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024;
•	Proxy Statement on Schedule 14A dated April 11, 2024 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023);
•	Current Reports on Form 8-K filed with the SEC on June 3, 2024, July 25, 2024 and July 25, 2024 (in each case, other than information that is furnished but deemed not to have been filed); and
•
The description of our common stock contained in our Description of Rights of Shareholders, previously filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023, including any amendments or reports filed for the purpose of updating such description.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.
Any documents incorporated by reference into this prospectus supplement and accompanying prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) are available without charge upon written or oral request. Please direct your requests to Adom Greenland, Chief Financial Officer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345, or (616) 887-7366.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights some of the information contained in or incorporated by reference into this prospectus supplement and in the accompanying prospectus and does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus supplement, including the information set forth under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, together with the accompanying prospectus, the information incorporated by reference herein and therein, and any other document to which we refer you, before making an investment decision. See the “Risk Factors” section beginning on page S-18 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2023.
Unless otherwise indicated, information presented in this prospectus supplement assumes the underwriter’s over-allotment option has not been exercised.
ChoiceOne Financial Services, Inc.
ChoiceOne is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. ChoiceOne was incorporated on February 24, 1986, as a Michigan corporation. ChoiceOne was formed to create a bank holding company for the purpose of acquiring all of the capital stock of ChoiceOne Bank (the “Bank”), which became a wholly owned subsidiary of ChoiceOne on April 6, 1987. ChoiceOne Bank owns all of the outstanding common stock of ChoiceOne Insurance Agencies, Inc., an independent insurance agency headquartered in Sparta, Michigan. On July 18, 2023, the Company organized 109 Technologies, LLC as a wholly owned subsidiary of the Company with the intent of selling a fintech product marketed to other banks and bank holding companies.
ChoiceOne’s business is primarily concentrated in a single industry segment, banking. The Bank is a full-service banking institution that offers a variety of deposit, payment, credit and other financial services to all types of customers. These services include time, savings, and demand deposits, safe deposit services, and automated transaction machine services. Loans, both commercial and consumer, are extended primarily on a secured basis to corporations, partnerships and individuals. Commercial lending covers such categories as business, industry, agricultural, construction, inventory and real estate. The Bank’s consumer loan departments make direct and indirect loans to consumers and purchasers of residential and real property. In addition, the Bank offers trust and wealth management services.
Our History and Growth
Since its incorporation, ChoiceOne has completed three whole-bank mergers and acquisitions. The following table summarizes the three mergers and acquisitions (dollars in millions), that have been completed by ChoiceOne:
Bank Acquired	Date Completed	Acquired Assets	Acquired Deposits	Number of Branches
Valley Ridge Bank through Valley Ridge Financial Corp.	December 2006	$235	$170	9
Lakestone Bank & Trust through County Bank Corp.	May 2020	$673	$574	14
Community Shores Bank through Community Shores Bank Corporation	October 2020	$244	$228	4
We believe these acquisitions demonstrate ChoiceOne’s ability to identify acquisition targets and successfully integrate different systems and cultures into its own. Additionally, we believe ChoiceOne has proven its ability to leverage the new capabilities obtained through these acquisitions as evidenced by strong organic growth in acquired markets and enhanced product offerings for customers. ChoiceOne has experienced significant growth since its incorporation while maintaining strong asset quality and credit metrics, as demonstrated by:
•	consolidated balance sheet growth of 5.6% in total assets, 13.4% in gross loans, and 1.9% in total deposits from June 30, 2023 to June 30, 2024;
•	organic core loan growth, which excludes loans held for sale loans and loans to other financial institutions, of $175.6 million or 14.3% from June 30, 2023 to June 30, 2024;
•	increase in interest income of $13.7 million in the six months ended June 30, 2024, compared to the same period in 2023;
•	nonperforming assets remaining low during 2023 and the first six months of 2024, with $2.4 million of nonperforming loans as of June 30, 2024, compared to $1.8 million as of June 30, 2023;

•
annualized net loan charge-offs to average loans for the three months ended June 30, 2024 of 0.04% and nonperforming assets to total loans (excluding loans held for sale) of 0.16% as of June 30, 2024 compared to annualized net loan charge-offs to average loans for the three months ended June 30, 2023 of 0.02% and nonperforming assets to total loans (excluding loans held for sale) of 0.15% as of June 30, 2023; and

•	increase in shareholders’ equity of $35.3 million or 19.7% from June 30, 2023 to June 30, 2024.
As of June 30, 2024, ChoiceOne had, on a consolidated basis, total assets of $2.6 billion, gross loans of $1.4 billion, total deposits of $2.1 billion, and total shareholders’ equity of $214.5 million.
Our Growth Strategy
ChoiceOne has successfully managed its growth since inception and plans to continue its strategy of organic and acquisitive growth, as outlined below:
•
Organic Growth. Our organic growth strategy focuses on building upon our existing relationships and expanding our presence in existing markets through our community-focused, relationship-driven approach to banking. We believe that our current market area provides opportunities to continue to grow our customer base, increase loans and deposits, and expand our overall market share. We expect to have continued success adding to our team of experienced bankers in order to grow our market presence.

•
Acquisitions. We have supplemented our organic growth through whole bank acquisitions, and we intend to continue our strategy of opportunistically acquiring Michigan-based community banks within and outside our current footprint. We seek acquisitions that provide meaningful financial and strategic benefits, long-term organic growth opportunities, and expense reductions, without compromising our risk profile. When evaluating acquisition targets, we focus our efforts on banks with successful operating histories, stable core deposits, sound asset quality, and strong banking talent. We believe our acquisition experience and reputation as a successful acquirer position us to capitalize on additional opportunities in the future.

Our Market Area
The Bank’s primary market areas lie within Kent, Muskegon, Newaygo, and Ottawa counties in western Michigan, and Lapeer, Macomb, and St. Clair counties in southeastern Michigan in the communities where the Bank’s respective offices are located. The Bank serves these markets through 29 full-service offices and six loan production offices.
Recent Developments
Pending Merger with Fentura
On July 25, 2024, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Fentura Financial, Inc. (“Fentura”), the parent holding company of The State Bank. The merger agreement provides that the following transactions will occur: (i) Fentura will merge with and into ChoiceOne, with ChoiceOne continuing as the surviving corporation in the merger, and (ii) subsequently, The State Bank will merge with and into the Bank, with the Bank continuing as the surviving bank in the bank merger (the “Fentura acquisition”).
Subject to the terms of the merger agreement, at the effective time of the merger with Fentura, each outstanding share of Fentura common stock will be converted into the right to receive 1.35 shares of our common stock (the “merger consideration”), subject to certain adjustments.
The merger agreement contains customary representations and warranties and covenants by ChoiceOne and Fentura and certain termination rights for both ChoiceOne and Fentura. The Fentura acquisition is expected to close in the first quarter of 2025, subject to the satisfaction of customary closing conditions, including regulatory approvals and ChoiceOne and Fentura shareholder approvals. ChoiceOne intends to seek shareholder approval to amend its articles of incorporation in connection with the Fentura acquisition to increase the number of authorized shares of common stock from 15,000,000 shares to 30,000,000 shares. Additionally, in connection with the Fentura acquisition ChoiceOne has agreed to add two Fentura representatives to its board of directors and two Fentura representatives to the board of directors of the Bank.
Fentura, through its wholly-owned subsidiary, The State Bank established in 1898, is a full-service community bank with 21 locations in Bay, Genesee, Ingham, Jackson, Livingston, Oakland, Saginaw, and Shiawassee counties.

As of June 30, 2024, Fentura had, on a consolidated basis, total assets of $1.8 billion, gross loans of $1.5 billion, total deposits of $1.4 billion, and total shareholders’ equity of $143.3 million. As of June 30, 2024, Fentura had 4,490,087 shares of common stock, no par value, issued and outstanding, and no shares of preferred stock, no par value, issued and outstanding.
For additional information regarding Fentura’s business, financial and operating results and the Fentura acquisition, see “Selected Historical Consolidated Financial Data of Fentura” beginning on page S-14 of this prospectus supplement and Fentura’s historical consolidated financial statements incorporated by reference herein from our Current Report on Form 8-K filed with the SEC on July 25, 2024.
There can be no assurance that the Fentura acquisition will be completed in the anticipated time frame, or at all, or that the anticipated benefits of the Fentura acquisition will be realized. In addition, this offering is not conditioned on, and is expected to be consummated before, the closing of the Fentura acquisition. Accordingly, if you decide to purchase shares of common stock in this offering, you should be willing to do so whether or not we complete the Fentura acquisition.
Principal Offices
Our principal executive offices are located at 109 East Division, Sparta, Michigan 49345, and our telephone number is (616) 887-7366. We maintain an Internet website at www.choiceone.bank. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus.

THE OFFERING
The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of all of the terms and provisions of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock,” and our Restated Articles of Incorporation and Bylaws, which are incorporated by reference into this prospectus supplement and the accompanying prospectus and copies of which will be provided upon request.
Issuer
ChoiceOne Financial Services, Inc., a Michigan corporation.
Underwriter
D.A. Davidson & Co.
Shares of common stock offered by us
1,200,000 shares (or 1,380,000 shares if the underwriter exercises in full its over-allotment option).
Underwriter’s over-allotment option
The underwriter may purchase up to 180,000 shares of common stock within 30 days after the date of this prospectus supplement solely to cover over-allotments, if any, at the public offering price less the underwriting discount.
Shares of common stock to be outstanding after the offering
8,777,495 shares (or 8,957,495 shares if the underwriter exercises in full its over-allotment).(1)
Public offering price per share
$25.00
Use of proceeds
We intend to use the net proceeds from this offering to support ChoiceOne and Bank regulatory capital ratios in connection with the Fentura acquisition and for other general corporate purposes to support our continued growth. This offering is not conditioned on, and is expected to be consummated before, the closing of the Fentura acquisition. If we do not complete the Fentura acquisition, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, investments in or advances to the Bank, working capital, capital expenditures, or debt repayment. See “Use of Proceeds” in this prospectus supplement.
Dividend policy
We have historically paid cash dividends on shares of our common stock on a quarterly basis. The payment of future cash dividends on our common stock is at the discretion of our board of directors and is subject to a number of factors including our financial condition as well as certain regulatory requirements. See “Risk Factors—Risks Related to Our Common Stock and this Offering—Our ability to declare and pay dividends is limited.”

Risk factors
An investment in our common stock involves risks. You should carefully consider the risks described below under the heading “Risk Factors” beginning on page S-18 and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated herein by reference, and the other information included in this prospectus supplement and the accompanying prospectus before you purchase any shares of our common stock.
Listing and trading symbol
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “COFS.”
Transfer agent
Continental Stock Transfer & Trust Company.
Insider participation
Certain of our directors have indicated an interest in purchasing a portion of the shares of common stock in this offering at a price equal to the public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, these persons could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to these persons.
(1)	The number of shares of common stock to be outstanding immediately following this offering is based on 7,577,495 shares of our common stock outstanding as of the date hereof and excludes:
•	7,773 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $25.49 per share (all of which were exercisable), as of the date hereof;
•	74,584 shares of common stock underlying outstanding time-based restricted stock units that were not fully vested as of the date hereof;
•	16,552 shares of common stock underlying outstanding performance-based restricted stock units that were not fully vested as of the date hereof; and
•	6,061,617 shares of our common stock that we expect to issue to Fentura’s shareholders as merger consideration in the Fentura acquisition.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
The following tables present selected financial information for ChoiceOne on an unaudited pro forma combined consolidated basis as of and for the six months ended June 30, 2024 and for the year ended December 31, 2023, reflecting (i) the sale and issuance of 1,200,000 shares of our common stock pursuant to this offering, which includes the underwriter’s exercise in full of its option to purchase up to an additional 180,000 shares, and (ii) the consummation of the Fentura acquisition, including our expected issuance of approximately 6,061,617 shares of our common stock to Fentura’s shareholders. This pro forma financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined consolidated financial statements and the historical consolidated financial statements and related notes of ChoiceOne and Fentura incorporated by reference into this prospectus supplement from our Current Report on Form 8-K filed with the SEC on July 25, 2024.
The unaudited pro forma combined consolidated financial statements give effect to the Fentura acquisition as a business combination under U.S. generally accepted accounting principles (“GAAP”). Accordingly, all assets and liabilities were recorded at estimated fair value. Pro forma adjustments are included only to the extent they are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. ChoiceOne’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances; however, the pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.
ChoiceOne anticipates that the acquisition of Fentura will provide the combined company with the ability to better serve its customers, reach new customers in new markets, and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Fentura. You should not rely on the unaudited pro forma combined consolidated amounts. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the Fentura acquisition and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been if the Fentura acquisition had been completed during these periods.
($ in thousands, except per share data)	For the six months ended June 30, 2024	For the year ended December 31, 2023
Pro Forma As Adjusted Combined Income Statement Data
Net interest income	$67,410	$134,483
Provision for loan losses	753	92
Noninterest income	12,803	24,177
Operating expenses	53,229	104,101
Income tax expense	5,037	10,167
Net income	21,195	44,299
Net income per common share
Basic	$1.41	$2.96
Diluted	$1.41	$2.95

($ in thousands, except per share data)	As of June 30, 2024
Pro Forma As Adjusted Combined Balance Sheet Data(1)
Total assets	$4,428,537
Total loans	$2,840,645
Total deposits	$3,553,738
Shareholders’ equity	$399,180
(1)
The pro forma combined comparative per share data (see below) and pro forma combined balance sheet data assumes the issuance as merger consideration of approximately 6,061,617 shares of ChoiceOne common stock. This is based on the fixed exchange ratio of 1.35 shares of ChoiceOne common stock for each share of Fentura common stock outstanding as of the respective balance sheet date, and a market price per share of ChoiceOne common stock of $29.30 as of December 31, 2023 and $28.65 as of June 30, 2024. The number of shares to be issued is subject to adjustment in certain limited circumstances.

Comparative Per Share Data
The following table shows information about earnings per share, dividends paid per share, and tangible book value per share, on a historical basis and on a pro forma combined and equivalent pro forma per share basis.
Comparative Per Share Data	ChoiceOne Historical	Fentura Historical	Pro Forma Combined (1)(2)	Equivalent Pro Forma Per Share of Fentura(3)
Six months ended June 30, 2024:
Basic earnings	$1.62	$1.07	$1.55	$2.10
Diluted earnings	1.61	1.07	1.55	2.09
Cash dividends paid	0.54	0.22	0.54	0.73
Tangible book value	20.22	29.84	15.88	21.44

Year ended December 31, 2023:
Basic earnings	$2.82	$3.30	$3.26	$4.40
Diluted earnings	2.82	3.30	3.25	4.39
Cash dividends paid	1.05	0.40	1.05	1.42
Tangible book value	17.73	28.92	14.18	19.14
(1)
The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of ChoiceOne and Fentura, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of ChoiceOne and Fentura, giving effect to the merger as if it had occurred as of the beginning of the period presented, excluding any merger transaction costs. The pro forma combined tangible book value amount, however, does include the impact of estimated contractually obligated merger costs due upon completion of the merger. The average pro forma shares of ChoiceOne and Fentura reflect historical basic and diluted shares, plus historical basic and diluted average shares of Fentura, as adjusted based on the fixed exchange ratio of 1.35 shares of ChoiceOne common stock for each share of Fentura common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances.

(2)	Pro forma combined cash dividends paid represents ChoiceOne’s historical amounts only.
(3)
The equivalent pro forma per share amounts of Fentura were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 1.35 shares of ChoiceOne common stock for each share of Fentura common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Selected Historical Consolidated Financial Data of ChoiceOne
The following tables set forth summary selected historical consolidated financial information of ChoiceOne as of and for the six months ended June 30, 2024 and 2023 and as of and for the years ended December 31, 2023 and 2022. The summary selected balance sheet and income statement data as of and for the six months ended June 30, 2024 and 2023 was derived from ChoiceOne’s unaudited interim consolidated financial statements included in its Current Report on Form 8-K filed with the SEC on July 25, 2024, incorporated by reference in this prospectus supplement. The summary selected balance sheet data as of December 31, 2023 and 2022 and the summary selected income statement data for the years ended December 31, 2023 and 2022 was derived from ChoiceOne’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference in this prospectus supplement. You should read this information in conjunction with ChoiceOne’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2023. The historical results set forth below are not necessarily indicative of future results.
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Income Statement Data:
Interest income	$58,376	$44,714	$98,980	$75,060
Interest expense	23,531	11,611	33,095	7,746
Net interest income	34,845	33,103	65,885	67,314
Provision for loan losses	—	(225)	150	250
Net gains (losses) on securities sales	—	—	(71)	(809)
Gain on sale of investment book of business	—	—	—	—
Other noninterest income	8,134	7,156	14,977	14,881
Noninterest expense	27,962	27,568	55,074	53,478
Income before income tax	15,017	12,916	25,567	27,658
Income tax expense	2,797	2,070	4,306	4,018
Net income	$12,220	$10,846	$21,261	$23,640
Cash dividends declared per common share	$0.54	$0.52	$1.05	$1.01

Performance:
Earnings per common share
Basic	$1.62	$1.44	$2.82	$3.15
Diluted	1.61	1.44	2.82	3.15
Book value per common share	28.32	23.79	25.92	22.47
Return on average assets(1)	0.93%	0.90%	0.85%	1.00%
Return on average shareholders’ equity(1)	11.91%	12.75%	12.00%	13.25%
Net interest margin	2.81%	2.88%	2.77%	3.01%
Net interest margin (tax-equivalent)(2)	2.88%	2.95%	2.83%	3.09%

Balance Sheet Data:
Total assets	$2,623,067	$2,483,726	$2,576,706	$2,385,915
Earning assets	2,412,326	2,277,665	2,377,331	2,182,866
Gross loans(3)	1,443,473	1,273,152	1,415,363	1,194,616
Total deposits	2,126,679	2,086,388	2,122,055	2,118,003
Borrowings	210,000	160,000	200,000	50,000
Subordinated debentures	35,630	35,385	35,507	35,262
Shareholders’ equity	214,519	179,240	195,634	168,874

	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Average Balance Sheet Summary
Total assets	$2,634,382	$2,407,032	$2,493,840	$2,373,374
Earning assets	2,490,648	2,294,872	2,378,646	2,232,844
Gross loans(3)	1,424,266	1,210,611	1,265,261	1,104,030
Total deposits	2,145,968	2,083,096	2,111,970	2,133,790
Borrowings	212,418	103,900	141,507	13,537
Subordinated debentures	35,566	35,321	35,382	35,211
Shareholders’ equity	205,274	170,106	177,201	178,415
(1)	Annualized for the six months ended June 30, 2024 and 2023.
(2)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities.

(3)	Includes core loans, loans held for sale and loans to other financial institutions.
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Asset Quality Ratios
Net loan charge-offs to average loans(1)	0.03%	0.02%	0.03%	0.03%
Allowance for loan losses to gross loans	1.12%	1.15%	1.11%	0.64%
Allowance for loan losses to total nonperforming loans	684.99%	789.50%	850.14%	285.78%
Nonperforming assets to gross loans	0.16%	0.15%	0.13%	0.22%
Nonperforming assets to total assets	0.09%	0.07%	0.07%	0.11%

Selected Ratios:
Gross loans to total deposits	67.87%	61.02%	66.70%	56.40%
Average gross loans to average earning assets	57.18%	52.75%	53.19%	49.45%
Noninterest income to net revenue	18.93%	17.77%	18.45%	17.29%
Leverage ratio	7.7%	7.7%	7.5%	7.9%
Tier 1 risk-based capital ratio	10.9%	10.8%	10.5%	11.4%
Total risk-based capital ratio	13.5%	13.2%	13.0%	13.8%
Average equity to average assets	7.79%	7.07%	7.11%	7.52%
Tangible shareholders’ equity to tangible assets	5.98%	4.83%	5.32%	4.57%
Dividend payout ratio	33.41%	36.08%	37.21%	32.06%
(1)	Annualized for the six months ended June 30, 2024 and 2023.

Selected Historical Consolidated Financial Data of Fentura
The following tables set forth summary selected historical consolidated financial information of Fentura as of and for the six months ended June 30, 2024 and 2023 and as of and for the years ended December 31, 2023 and 2022. The summary selected balance sheet and income statement data as of and for the six months ended June 30, 2024 and 2023 and as of and for the years ended December 31, 2023 and 2022 was derived from Fentura’s unaudited interim consolidated financial statements and audited consolidated financial statements, respectively, included in ChoiceOne’s Current Report on Form 8-K filed with the SEC on July 25, 2024, incorporated by reference in this prospectus supplement. The historical results set forth below are not necessarily indicative of future results.
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Income Statement Data:
Interest income	$43,028	$38,232	$79,681	$59,220
Interest expense	18,965	11,804	28,087	6,767
Net interest income	24,063	26,428	51,594	52,453
Credit loss expense	753	441	(58)	3,105
Net gains (losses) on securities sales	—	—	—	—
Gain on sale of investment book of business	—	—	—	—
Other noninterest income	4,669	4,788	9,271	9,880
Noninterest expense	22,087	21,953	42,668	40,585
Income before income tax	5,892	8,822	18,255	18,643
Income tax expense	1,122	1,752	3,626	3,710
Net income	$4,770	$7,070	$14,629	$14,933
Cash dividends declared per common share	$0.22	0.20	0.40	0.36

Performance:
Earnings per common share
Basic	$1.07	$1.60	$3.30	$3.38
Diluted	1.07	1.60	3.30	3.38
Book value per common share	31.91	29.30	31.02	28.40
Return on average assets(1)	0.54%	0.84%	0.85%	0.98%
Return on average shareholders’ equity(1)	6.78%	11.08%	11.14%	12.30%
Net interest margin	2.87%	3.29%	3.17%	3.67%
Net interest margin (tax-equivalent)	2.89%	3.32%	3.17%	3.67%

Balance Sheet Data:
Total assets	$1,756,629	$1,718,819	$1,738,952	$1,688,863
Earning assets	1,655,188	1,616,689	1,651,216	1,591,033
Gross loans	1,459,929	1,472,288	1,473,471	1,436,166
Total deposits	1,427,059	1,380,192	1,394,182	1,332,883
Borrowings	164,397	186,550	184,500	208,350
Trust-preferred securities	14,000	14,000	14,000	14,000
Shareholders’ equity	143,301	130,690	138,702	126,087

Average Balance Sheet Summary:
Total assets	$1,767,127	$1,696,660	$1,718,339	$1,523,419
Earning assets	1,676,786	1,606,599	1,627,284	1,429,605
Gross loans	1,466,747	1,458,766	1,468,193	1,247,996
Total deposits	1,434,807	1,329,367	1,359,768	1,269,944
Borrowings	181,498	224,653	212,781	116,596
Trust-preferred securities	14,000	14,000	14,000	14,000
Shareholders’ equity	141,568	128,673	131,341	121,422
(1)	Annualized for the six months ended June 30, 2024 and 2023.

	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Asset Quality Ratios
Net loan charge-offs to average loans(1)	0.06%	—%	(0.04)%	0.05%
Allowance for loan losses to gross loans	1.05%	1.05%	1.04%	0.91%
Allowance for loan losses to total nonperforming loans	159.13%	645.97%	276.78%	566.94%
Nonperforming loans to gross loans	0.66%	0.16%	0.38%	0.16%
Nonperforming assets to total assets	0.56%	0.16%	0.35%	0.15%

Selected Ratios:
Gross loans to total deposits	102.30%	106.67%	105.69%	107.75%
Average gross loans to average earning assets	87.47%	90.80%	90.22%	87.30%
Noninterest income to net revenue	16.25%	15.34%	15.23%	15.85%
Leverage ratio	8.92%	8.55%	8.77%	8.58%
Tier 1 risk-based capital ratio	11.29%	10.23%	10.82%	9.95%
Total risk-based capital ratio	12.38%	11.31%	11.91%	10.87%
Average equity to average assets	8.01%	7.58%	7.64%	7.97%
Tangible shareholders’ equity to tangible assets	7.67%	7.09%	7.48%	6.93%
Dividend payout ratio	20.65%	12.60%	12.19%	10.73%
(1)	Annualized for the six months ended June 30, 2024 and 2023.
Non-GAAP Financial Measures
Our accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this prospectus supplement as being non-GAAP financial measures. Non-GAAP financial measures include financial measures that exclude or include amounts, or are subject to adjustments that have the effect of excluding or including amounts, that are otherwise included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in a company’s statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include other operating and statistical measures, or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.
ChoiceOne and Fentura each believe that the non-GAAP financial measures presented in this prospectus supplement provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne and Fentura. The non-GAAP financial measures set forth in this prospectus supplement should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. Moreover, the manner in which ChoiceOne or Fentura calculates the non-GAAP financial measures that it discusses in this prospectus supplement may differ from the manner in which other banking organizations calculate measures with similar names. You should understand how such other banking organizations calculate their financial measures similar to, or with names similar to, the non-GAAP financial measures in this proxy statement and prospectus and the documents incorporated by reference herein when comparing such non-GAAP financial measures.
Tangible Book Value Per Share
Tangible book value per share is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. We calculate (1) tangible book value per share as tangible equity divided by shares of common stock outstanding at the end of the respective period, and (2) tangible equity as common shareholders’ equity less goodwill and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible book value per share is book value per share.

ChoiceOne and Fentura believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value. The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible equity and presents the tangible book value per share compared to book value per share for each of ChoiceOne and Fentura:
	ChoiceOne		Fentura
($ in thousands, except per share data)	As of and for the six months ended June 30, 2024	As of and for the year ended December 31, 2023	As of and for the six months ended June 30, 2024	As of and for the year ended December 31, 2023
Total shareholders’ equity	$214,519	$195,634	$143,301	$138,702
Less goodwill and intangibles	61,394	61,800	9,297	9,386
Tangible book value	$153,125	$133,834	$134,004	$129,316

Number of common shares outstanding	7,574	7,548	4,490	4,471

Book value per share	$28.32	$25.92	$31.91	$31.02
Tangible book value per share	$20.22	$17.73	$29.84	$28.92
Net Interest Margin
ChoiceOne and Fentura show net interest margin on a fully taxable equivalent basis, which is a non-GAAP financial measure. ChoiceOne and Fentura believe the fully taxable equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The following tables reconcile, as of the dates set forth below, net interest margin on a fully taxable equivalent basis for each of ChoiceOne and Fentura:
	ChoiceOne
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Average interest-earning assets	$2,490,648	$2,294,872	$2,378,646	$2,232,844
Tax-equivalent interest income	59,158	45,490	100,509	76,725
Interest expense	23,531	11,611	33,095	7,746
Net interest income (tax equivalent basis)	$35,627	$33,879	$67,414	$68,979
Net interest margin (tax equivalent basis)	2.88%	2.95%	2.83%	3.09%
Tax equivalent adjustment	(782)	(776)	(1,530)	(1,665)
Net interest income (GAAP)	$34,845	$33,103	$65,884	$67,314
Net interest margin (GAAP)	2.81%	2.88%	2.77%	3.01%
	Fentura
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Average interest-earning assets	$1,676,786	$1,606,599	$1,627,284	$1,429,605
Tax-equivalent interest income	43,055	38,266	79,743	59,292
Interest expense	18,965	11,804	28,087	6,767
Net interest income (tax equivalent basis)	$24,090	$26,462	$51,656	$52,525
Net interest margin (tax equivalent basis)	2.89%	3.32%	3.17%	3.67%
Tax equivalent adjustment	(27)	(34)	(62)	(72)
Net interest income (GAAP)	$24,063	$26,428	$51,594	$52,453
Net interest margin (GAAP)	2.87%	3.29%	3.17%	3.67%

Tangible Equity to Tangible Assets
Tangible equity to tangible assets is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. ChoiceOne and Fentura calculate tangible equity, as described above in “—Tangible Book Value Per Share,” and tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible equity to tangible assets is total common shareholders’ equity to total assets.
ChoiceOne and Fentura believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets without increasing tangible equity or tangible assets. The following tables reconcile, as of the dates set forth below, total shareholders’ equity to tangible equity and total assets to tangible assets for each of ChoiceOne and Fentura:
	ChoiceOne
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Shareholders’ equity	$214,519	$179,240	$195,634	$168,874
Total assets	2,623,067	2,483,726	2,576,706	2,385,915
Shareholders’ equity to assets (GAAP)	8.18%	7.22%	7.59%	7.08%

Goodwill	$59,946	$59,946	$59,946	$59,946
Core deposit intangible	1,448	2,304	1,854	2,809
Total intangible assets	$61,394	$62,250	$61,800	$62,755

Tangible shareholder’s equity	$153,125	$116,990	$133,834	$106,119
Tangible assets	2,561,673	2,421,476	2,514,906	2,323,160
Tangible shareholders’ equity to tangible assets	5.98%	4.83%	5.32%	4.57%
	Fentura
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Shareholders’ equity	$143,301	$130,690	$138,702	$126,087
Total assets	1,756,629	1,718,819	1,738,952	1,688,863
Shareholders’ equity to assets (GAAP)	8.16%	7.60%	7.98%	7.47%

Goodwill	$8,853	$8,853	$8,853	$8,853
Core deposit intangible	444	684	533	836
Total intangible assets	$9,297	$9,537	$9,386	$9,689

Tangible shareholder’s equity	$134,004	$121,153	$129,316	$116,398
Tangible assets	1,747,332	1,709,282	1,729,566	1,679,174
Tangible shareholders’ equity to tangible assets	7.67%	7.09%	7.48%	6.93%

RISK FACTORS
Investing in our common stock involves risks. You should carefully consider all of the information contained in this prospectus supplement, including the risks and uncertainties described below and under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, and the other documents incorporated by reference into this prospectus supplement, including the risks and uncertainties described under “Risk Factors” in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, before making an investment decision. If any of such risks and uncertainties actually occur, our business, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to the Fentura Acquisition
Even if this offering is completed, the Fentura acquisition may not be consummated, which could have an adverse impact on the value of our common stock or leave ChoiceOne with excess capital that cannot be profitably deployed.
We expect the Fentura acquisition to close during the first quarter of 2025, but the acquisition is subject to a number of closing conditions. Satisfaction of many of these conditions is beyond our control. If these conditions are not satisfied or waived, the Fentura acquisition will not be completed. Certain of the conditions that remain to be satisfied include, but are not limited to:
•	the continued accuracy of the representations and warranties made by the parties in the merger agreement;
•	the approval by Fentura shareholders of the merger agreement and the merger;
•
the approval by ChoiceOne shareholders of the merger agreement, the merger, the amendment to our articles of incorporation to increase the number of authorized shares of ChoiceOne common stock from 15,000,000 shares to 30,000,000 shares and the issuance of ChoiceOne common stock as merger consideration;

•	the performance by each party of its respective obligations under the merger agreement;
•	the receipt of required regulatory approvals, including the approval of the Federal Reserve and the Michigan Department of Insurance and Financial Services;
•	the absence of any injunction, order, or decree restraining, enjoining or otherwise prohibiting the Fentura acquisition; and
•	the absence of any material adverse change in the financial condition, business or results of operations of Fentura and The State Bank.
As a result, the Fentura acquisition may not close as scheduled, or at all. In addition, either ChoiceOne or Fentura may terminate the merger agreement under certain circumstances. The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Fentura acquisition. Accordingly, if you decide to purchase shares of our common stock in this offering, you should be willing to do so whether or not we complete the Fentura acquisition. If we do not complete the Fentura acquisition, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, investments in or advances to the Bank, working capital, capital expenditures, debt repayment, or the financing of possible acquisitions. There is no assurance that we will be able to profitably deploy the proceeds from this offering if the Fentura acquisition is not consummated. Failure to complete the Fentura acquisition or any delays in completing the Fentura acquisition on the terms and timing we expect could have an adverse impact on our future business, operations and results of operations and could negatively impact the price of our common stock.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that we do not anticipate or cannot be met.
Before the Fentura acquisition may be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the Federal Reserve and the Michigan Department of Insurance and Financial Services. These regulators may impose conditions on the completion of, or require changes to the terms of, the Fentura acquisition. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the Fentura acquisition or of imposing additional costs or limitations on us following the completion of the Fentura acquisition. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the Fentura acquisition that are burdensome, not anticipated, or cannot be met. If the completion of the Fentura acquisition is delayed, including by a delay in receipt of necessary governmental approvals or waivers, the business, financial condition, and results of operations of ChoiceOne and Fentura may also be materially adversely affected.
We may be unsuccessful in integrating the operations of the businesses we have acquired or expect to acquire in the future, including Fentura.
From time to time, we evaluate and acquire businesses that we believe complement our existing business. The acquisition component of our growth strategy depends on the successful integration of these acquisitions. We face numerous risks and challenges to the successful integration of acquired businesses, including the following:
•	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into our existing business;
•	limitations on our ability to realize the expected cost savings and synergies from an acquisition;
•	challenges related to integrating acquired operations, including our ability to retain key employees and maintain relationships with significant customers and depositors;
•	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and
•	the discovery of previously unknown liabilities following an acquisition associated with the acquired business.
If we are unable to successfully integrate the businesses we acquire, our business, financial condition and results of operations may be materially adversely affected.
The Fentura acquisition could result in unexpected disruptions on the combined business.
In response to the announcement of the Fentura acquisition, Fentura’s customers may cease or reduce their business with Fentura, which could negatively affect our combined business operations. Similarly, current or prospective employees of ChoiceOne or of Fentura may experience uncertainty about their future roles with the combined entity. This may adversely affect our ability to attract and retain key management, banking and other personnel. In addition, the diversion of the attention of our respective management teams away from day-to-day operations during the negotiation and pendency of the Fentura acquisition could have an adverse effect on the financial condition and operating results of either us or Fentura.
Our historical and pro forma combined consolidated financial information may not be representative of our results as a combined company.
The pro forma combined consolidated financial information included and incorporated by reference in this prospectus supplement (the “pro forma financial information”) is constructed from our consolidated historical financial statements and the consolidated historical financial statements of Fentura and does not purport to be indicative of the future results of operations of the combined companies. Therefore, this pro forma financial information may not be representative of our results as a combined company. The pro forma financial information is also based in part on certain assumptions regarding the Fentura acquisition and the transactions relating thereto that we believe are reasonable. We cannot assure you, however, that our assumptions will prove to be accurate. Accordingly, the historical and pro forma financial information included and incorporated by reference in this prospectus supplement may not be indicative of what our results of operations and financial condition would have been had we been a consolidated entity during the periods presented, or what our results of operations and financial conditions will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.
We or Fentura or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to ChoiceOne and Fentura, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against ChoiceOne, its board of directors or Fentura or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect ChoiceOne’s business, financial condition, results of operations and cash flows.
We may fail to realize some or all of the anticipated benefits of the Fentura acquisition.
The success of the Fentura acquisition will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining our business with Fentura’s business. However, to realize these anticipated benefits and cost savings, we must successfully combine both businesses. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the Fentura acquisition may not be realized fully, or at all, or may take longer to realize than we expect.
We will incur significant transaction and merger-related integration costs in connection with the Fentura acquisition.
We expect to incur significant costs associated with completing the Fentura acquisition and integrating Fentura’s operations into our operations and are continuing to assess the impact of these costs. Although we believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of Fentura’s business with ChoiceOne’s business, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
The Fentura acquisition may be completed on different terms from those contained in the merger agreement.
Prior to the completion of the Fentura acquisition, ChoiceOne and Fentura may, by mutual agreement, amend or alter the terms of the merger agreement, including with respect to, among other things, the merger consideration payable by us to Fentura’s shareholders or any covenants or agreements with respect to the parties’ respective operations during the pendency thereof. Any such amendments or alterations may have negative consequences to ChoiceOne.
We may not be able to implement aspects of our growth strategy or new bank facilities may not be profitable.
We believe ChoiceOne’s growth strategy contemplates the future expansion of our business and operations both organically and through acquisitions. Implementing these aspects of our growth strategy depends, in part, on our ability to successfully identify acquisition opportunities and strategic partners that will complement our operating philosophy and to successfully integrate their operations with ours, as well as to generate loans and deposits within acceptable risk and expense tolerances. ChoiceOne may not be able to identify suitable opportunities for further growth and expansion or, if we do, we may not be able to successfully integrate these new operations into our business.
As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. ChoiceOne will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than ChoiceOne does and may be able to pay more for an acquisition than we are willing or able to pay.
We can offer no assurance that we will have opportunities to acquire other financial institutions, or that we will complete the Fentura acquisition, or acquire or establish any new branches or mortgage offices, or that we will be able to negotiate, finance and complete any opportunities available to us. Additionally, ChoiceOne may not be able to organically expand into new markets that are profitable for its business. The costs to start up new bank branches and loan production offices in new markets and the additional costs to operate these facilities would increase ChoiceOne’s non-interest expense and may decrease earnings. It may be difficult to adequately and profitably manage growth through the establishment of bank branches and loan production offices in new markets. In addition, we can provide no assurance that our expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If we are not able to do so, ChoiceOne’s earnings and stock price may be negatively impacted.

Risks Related to This Offering and Our Common Stock
The market price of our common stock may fluctuate significantly, which could cause the value of an investment in our common stock to decline.
The market price of our common stock could fluctuate significantly due to a number of factors, many of which are beyond our control, including, but not limited to:
•	variations in quarterly or annual results of operations;
•	changes in dividends paid per share;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	deterioration in asset quality, including declining real estate values;
•	changes in interest rates;
•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by, or involving, us or our competitors, including the announcements thereof;
•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;
•	regulatory actions, including changes to regulatory capital levels, the components of regulatory capital and how regulatory capital is calculated;
•	the public reaction to our press releases, our other public announcements or our filings with the SEC;
•	threatened or actual litigation;
•	any major change in our board of directors or management;
•	changes in financial estimates and recommendations by securities analysts following our common stock;
•	changes in earnings estimates by securities analysts or our ability to meet those estimates;
•	the operating and stock price performance of other comparable companies;
•	general economic conditions and overall market fluctuations;
•	the trading volume of our common stock;
•	volatility of stock market prices and volumes;
•	issuance of additional shares of our common stock or other debt or equity securities;
•
changes in business, legal or regulatory conditions, or other developments affecting participants in our industry, or publicity regarding our business or any of our significant customers or competitors;

•	future sales of our common stock by our Company or our directors, executive officers, and significant shareholders;
•	changes in governmental monetary policies, including the policies of the Federal Reserve; and
•	changes in economic conditions in and political conditions affecting our target markets.
In particular, the realization of any of the risks described in this “Risk Factors” section or under the heading “Risk Factors” the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference, could have a material adverse effect on the market price of our common stock and cause the value of our common stock to decline. In addition, the stock market in general, and the market for banks and financial services companies in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against ChoiceOne, could result in substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

If securities or industry analysts change their recommendations regarding ChoiceOne’s common stock or if our operating results do not meet their expectations, ChoiceOne’s stock price could decline.
The trading market for ChoiceOne’s common stock could be influenced by the research and reports that industry or securities analysts may publish about ChoiceOne or its business. If one or more of these analysts cease coverage of ChoiceOne or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover ChoiceOne downgrade our common stock or if our operating results do not meet their expectations, either absolutely or relative to our competitors, the price of our common stock could decline.
Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.
Future sales or the availability for sale of substantial amounts of our common stock in the public or private markets, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.
ChoiceOne’s articles of incorporation currently authorize us to issue up to 15,000,000 shares of common stock and 8,777,495 shares will be outstanding immediately after the completion of this offering (or 8,957,495 shares if the underwriter exercises in full its over-allotment option). In addition, ChoiceOne anticipates that it will issue approximately 6,061,617 shares of common stock in the Fentura acquisition. In connection with the Fentura acquisition, we intend to seek shareholder approval to amend our articles of incorporation to increase the number of authorized shares of ChoiceOne common stock from 15,000,000 shares to 30,000,000 shares.
We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.
We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future sales of our securities.
ChoiceOne is dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted, which could impact our ability to satisfy our obligations.
ChoiceOne’s primary asset is the Bank. As such, we depend upon the Bank for cash distributions through dividends on the Bank’s stock to pay our operating expenses and satisfy our obligations, including debt obligations. There are numerous laws and banking regulations that limit the Bank’s ability to pay dividends to ChoiceOne. If the Bank is unable to pay dividends to us, we will not be able to satisfy our obligations. Federal and state statutes and regulations restrict the Bank’s ability to make cash distributions to ChoiceOne. These statutes and regulations require, among other things, that the Bank maintain certain levels of capital and retained earnings in order to pay a dividend. Further, federal and state banking authorities have the ability to restrict the Bank’s payment of dividends through supervisory action.
Our ability to declare and pay dividends is limited.
Future dividends, if any, will be declared and paid at the discretion of our board of directors and will depend on a number of factors, including our asset quality, earnings performance, liquidity, capital requirements and other relevant factors. Historically, the principal source of funds used by us to pay cash dividends has been dividends received from the Bank, which are subject to limitations under banking laws and regulations. There can be no assurance of whether or when we may pay dividends in the future.
ChoiceOne’s common stock is not insured by any government entity.
ChoiceOne’s common stock is not insured by the FDIC or any other government entity. Investment in ChoiceOne’s common stock is subject to risk and potential loss.

For additional risks associated with our common stock, business and industry, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 which is incorporated into this prospectus supplement by reference, as the same may be updated from time to time prior to the completion of this offering by our future filings under the Exchange Act.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $27.9 million, or approximately $32.1 million if the underwriter exercises in full its over-allotment option, in each case after deducting the underwriting discount and commissions and our estimated offering expenses.
We intend to use the net proceeds from this offering to support ChoiceOne and Bank regulatory capital ratios in connection with the Fentura acquisition and for other general corporate purposes. This offering is not conditioned on, and is expected to be consummated before, the closing of the Fentura acquisition. If we do not complete the Fentura acquisition, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, investments in or advances to the Bank, working capital, capital expenditures, or debt repayment.
Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

CAPITALIZATION
The following table sets forth ChoiceOne’s capitalization as of June 30, 2024:
•	on an actual basis;
•
on an as adjusted basis to reflect the sale of 1,200,000 shares of ChoiceOne common stock offered by us at the public offering price of $25.00 per share in this offering, after deducting the underwriting discount and our estimated offering expenses (assuming the underwriter’s over-allotment option is not exercised); and

•
on a pro forma as adjusted basis to give effect to (i) this offering (assuming the underwriter’s over-allotment option is not exercised), (ii) the consummation of the Fentura acquisition, including our expected issuance of 6,061,617 shares of ChoiceOne common stock for the merger consideration in the Fentura acquisition, and (iii) the proposed amendment to our articles of incorporation to increase the number of authorized shares of common stock from 15,000,00 shares to 30,000,000 shares.

This table should be read in conjunction with, and is qualified in its entirety by reference to, the information appearing under the heading “Use of Proceeds” in this prospectus supplement and our historical financial statements and related notes incorporated by reference into this prospectus supplement. This offering is not conditioned on, and is expected to be consummated before, the closing of the Fentura acquisition. There can be no assurance that the Fentura acquisition will be completed. Accordingly, if you decide to purchase shares of common stock in this offering, you should be willing to do so whether or not we complete the Fentura acquisition.
	As of June 30, 2024
	Actual(1)	As Adjusted(2)	Pro Forma As Adjusted(3)
Shareholders’ equity:
Preferred stock, no par value per share, 100,000 shares authorized	$—	$—	$—
Actual: 0 shares issued and outstanding
As adjusted: 0 shares issued and outstanding
Pro forma as adjusted: 0 shares issued and outstanding
Common stock, no par value per share, 15,000,000 shares authorized	$173,984	$201,884	$375,549
Actual: 7,573,618 shares issued and outstanding
As adjusted: 8,773,618 shares issued and outstanding
Pro forma as adjusted: 30,000,000 shares authorized and 14,835,235 shares issued and outstanding
Retained earnings	$81,836	$81,836	$60,132
Accumulated other comprehensive income (loss)	$(41,301)	$(41,301)	$(41,301)
Total shareholders’ equity	$214,519	$242,419	$394,380
Subordinated debentures	$35,630	$35,630	$47,630
Total capitalization	$250,149	$278,049	$442,010
(1)	Reflects 7,573,618 shares of our common stock outstanding as of June 30, 2024.
(2)
As adjusted, reflects 8,773,618 shares of our common stock outstanding after the completion of this offering. If the underwriter’s option is exercised in full, common stock and total shareholder’s equity would be $206.4 million and $246.9 million, respectively.

(3)
Pro forma as adjusted, reflects 14,835,235 shares of our common stock outstanding upon the completion of this offering, the amendment of our articles of incorporation to increase the number of authorized shares of common stock to 30,000,000, and the completion of the Fentura acquisition. For purposes of this offering, we assume 6,061,617 shares will be issued in connection with the Fentura acquisition. If the underwriter’s option is exercised in full, common stock and total shareholder’s equity would be $380.0 million and $398.9 million, respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a general summary of the material U.S. federal income tax consequences to “non-U.S. holders” (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which could affect the U.S. federal income tax consequences described herein. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below, and there can be no assurance that the IRS will not take a different position regarding the tax consequences of a non-U.S. holder’s acquisition, ownership or disposition of our common stock or that any such position would not be sustained by a court.
This discussion is limited to non-U.S. holders who purchase and hold our common stock as a capital asset for U.S. federal income tax purposes (generally property held for investment). This discussion does not address all aspects of U.S. federal income taxation (such as the impact of the unearned income Medicare contribution tax or the alternative minimum tax) that may be applicable to investors in light of their particular circumstances, and does not address any state, local, foreign, or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances (such as estate and gift tax laws). In addition, this discussion does not address U.S. federal income tax consequences applicable to a non-U.S. holder who is subject to special treatment under U.S. federal income tax, including, but not limited to:
•	a U.S. expatriate;
•	a person holding our common stock as part of a hedging or conversion transaction or straddle or other integrated investment;
•	a bank, an insurance company, or a financial institution;
•	a real estate investment trust or a regulated investment company;
•	a broker, a dealer or trader in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;
•	a “controlled foreign corporation,” a “passive foreign investment company,” or a corporation that accumulates earnings to avoid U.S. federal income tax;
•	a pass-through entity for U.S. federal income tax purposes or an investor in a pass-through entity for U.S. federal income tax purposes;
•	a tax-exempt organization or a governmental organization;
•	a qualified foreign pension fund (or any entity all of the interests of which are held by a qualified foreign pension fund);
•	a person or entity who is subject to the U.S. anti-inversion rules;
•	a person deemed to sell our common stock under the constructive sale provisions of the Code;
•	a person who acquired our common stock pursuant to the exercise of any employee stock options or otherwise as compensation; and
•	a tax-qualified retirement plan.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. If you are a partner of a partnership holding our common stock, you should consult your independent tax advisors as to the particular U.S. federal income tax consequences to you of the acquisition, ownership and disposition of our common stock.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. IF YOU

ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is not for U.S. federal income tax purposes:
•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes;
•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996, and made a valid election under applicable Treasury Regulations to be treated as a United States person as defined under the Code.

Distribution on Common Stock
If distributions are made to non-U.S. holders with respect to our common stock, such distributions will be treated as dividends for U.S. federal income tax purposes to the extent paid of our current earnings and profits or accumulated earnings and profits as determined under the Code, and may be subject to tax as discussed below. Any portion of a distribution that exceeds our current earnings and profits or accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Disposition of Common Stock.” Any distribution described in this paragraph would also be subject to the discussion below under “—Additional Withholding and Reporting Requirements Under FATCA.”
Subject to the discussion below on backup withholding and foreign accounts, any dividends paid to you as a non-U.S. holder of our common stock that are not effectively connected with your trade or business within the United States (as described below) will generally be subject to U.S. federal withholding tax at a rate of 30% on the gross amount of the dividends (or if you are eligible for the benefits of an income tax treaty and certain certification requirements are satisfied, at the lower rate specified by such applicable income tax treaty). A non-U.S. holder who wishes to claim the benefit of an applicable treaty and avoid backup withholding (as discussed below) for dividends will be required to (a) complete IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable successor forms) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established and certify under penalty of perjury that such non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. A non-U.S. holder for our common stock eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld under these rules by timely filing an appropriate claim for refund together with the required information with the IRS.
Subject to the discussion below on backup withholding and foreign accounts, any dividends paid to a non-U.S. holder that are effectively connected with your trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides us or our paying agent with a valid IRS Form W-8ECI (or other applicable successor form) properly certifying such exemption and containing the non-U.S. holder’s taxpayer identification number. Instead, such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person under the Code, unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, such non-U.S. holder may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30%, or such lower rate if specified by an applicable income tax treaty, on its effectively connected dividends that such non-U.S. holder receives.
Disposition of Common Stock
Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the disposition of our common stock unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
we are or have been a United States real property holding corporation, or a “USRPHC,” for U.S. federal income tax purposes, at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period with respect to the applicable shares of our common stock (the “relevant period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such non-U.S. holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of our common stock at any time during the relevant period. We believe we are not, and do not expect to become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in a trade or business. Even if we become a USRPHC, however, as long as our common stock is and continues to be “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations), your shares of our common stock will be treated as a U.S. real property interest only if you actually or constructively own more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of your disposition of our common stock or your holding period for our common stock.

A non-U.S. holder described in the first bullet point above will generally be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder was a United States person as defined under the Code. A non-U.S. holder that is a foreign corporation also may, under certain circumstances, be subject to a “branch profits tax” at a rate of 30%, or such lower rate if specified by an applicable income tax treaty, on such effectively connected gains.
An individual non-U.S. holder described in the second bullet point above will generally be subject to a flat 30% tax, or such lower rate if specified by an applicable income tax treaty, on any gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the individual non-U.S. holder (even though the individual is not considered a resident of the United States) provided the individual non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder described in the third bullet point above, will be subject to the U.S. federal income tax under the regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code, except that the “branch profits tax” will not apply. However, we believe we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
We generally must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder unless non-U.S. holder certifies under penalty of perjury that it is not a United States person as defined under the Code, or otherwise establishes an exemption in the manner described above (the payor or applicable withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).
Depending on the circumstances, information reporting and backup withholding may apply to the proceeds from the disposition of our common stock, unless the non-U.S. holder certifies under penalty of perjury that it is a not a United States person as defined under the Code, or other establishes an exemption in the manner described above (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).
U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.
Additional withholding and reporting requirements under FATCA
Subject to certain exceptions, the Foreign Account Tax Compliance Act, or “FATCA,” generally imposes a withholding tax of 30% on dividends paid with respect to our common stock to a “foreign financial institution” (as specifically defined under these rules) after December 31, 2018 (regardless of whether the foreign financial institution holds such common stock for its own account or as an intermediary), unless such institution (i) enters into an agreement with the U.S. government and complies with such agreement or (ii) registers with the Internal Revenue Services and complies with an applicable intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) or any foreign law implementing an applicable IGA, in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes.
In addition, subject to certain exceptions, FATCA also generally imposes a withholding tax of 30% on dividends paid with respect to our common stock to a non-financial foreign entity after December 31, 2018, unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or provides information to the withholding agent identifying the substantial U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes.
Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their ownership and disposition of our common stock.

UNDERWRITING
We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which we, the Bank and D.A. Davidson & Co. (the “underwriter”) are entering into an underwriting agreement with respect to the shares of our common stock being offered hereby. Subject to certain conditions, we will agree to sell, and the underwriter agrees to purchase, 1,200,000 shares of our common stock.
The underwriter is offering the shares of our common stock subject to a number of conditions, including receipt and acceptance of our common stock by the underwriter. The obligations of the underwriter to pay for and accept delivery of the shares offered by this prospectus supplement are subject to these conditions. The underwriting agreement between us and the underwriter provides that if the underwriter defaults, the underwriter may make arrangements, satisfactory to us, for the purchase of common stock by other persons. If such arrangements cannot be made within the timeframe specified in the underwriting agreement and the default exceeds 10% of the total number of shares of common stock that the underwriter is obligated to purchase, this offering will be terminated.
In connection with this offering, the underwriter or securities dealers may distribute offering documents to investors electronically. See the section entitled “—Electronic Distribution.”
Certain of our directors, executive officers and their related persons or entities have indicated an interest in purchasing a portion of the shares of common stock in this offering at a price equal to the public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, these persons could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to these persons.
Underwriting Discount
Shares of our common stock sold by the underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of our common stock sold by the underwriter to securities dealers may be sold at a discount of up to $0.90 per share from the public offering price. If all of the shares of our common stock are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Sales of shares of our common stock made outside of the United States may be made by affiliates of the underwriter. The underwriter reserves the right to reject an order for the purchase of shares, in whole or in part.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting fee is $1.50 per share. The following table shows the per share and total underwriting discounts to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s over-allotment option.
	Full Exercise of over-allotment option	No Exercise of over-allotment option
Per share	$1.50	$1.50
Total	$2,070,000	$1,800,000
We estimate the expenses of this offering, not including the underwriting discount, to be approximately $300,000, and such expenses are payable by us. We also have agreed to reimburse the underwriter for its expenses incurred in connection with the offering in an amount up to $150,000.
Option to Purchase Additional Shares
We have granted the underwriter an option to purchase up to 180,000 additional shares of our common stock, at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriter may exercise this option, in whole or in part, from time to time for a period of 30 days from the date of this prospectus supplement.

Lock-Up Agreements
We, our executive officers, directors, and certain shareholders are entering into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter and subject to certain exceptions:
•
offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of common stock whether now owned or hereafter acquired by the undersigned (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and shares of our common stock that may be issued upon exercise of any options or warrants;

•
enter into any swap, hedge or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise;

•
make any demand for or exercise any right or cause to be confidentially submitted or filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our common stock or any other securities of ours; or

•	publicly disclose the intention to do any of the foregoing.
These restrictions are subject to customary exceptions and will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, the underwriter may, in their sole discretion, waive or release all or some of the securities from these lock-up agreements.
These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with our common stock to the same extent as they apply to our common stock. They also apply to common stock owned now or later acquired by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Exchange Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “COFS.”
Indemnification and Contribution
We have agreed to indemnify the underwriter and its affiliates, partners, selling agents, officers and directors and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriter and its affiliates, partners, selling agents, officers and directors and controlling persons may be required to make in respect of those liabilities.
Price Stabilization, Short Positions, and Penalty Bids
To facilitate this offering and in accordance with Regulation M under the Exchange Act, the underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock, including:
•	stabilizing transactions;
•	short sales; and
•	purchase to cover positions created by short sales.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s purchase option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The underwriter may close out any covered short position either by exercising its purchase option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the purchase option described above. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.
As an additional means of facilitating our public offering, the underwriter may bid for, and purchase, shares of our common stock in the open market. The underwriter also may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of our common stock in this offering, if the underwriter repurchases previously distributed shares of our common stock to cover short positions or to stabilize the price of our common stock.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.
Electronic Distribution
A prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriter’s website and any information contained on any other website maintained by the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by the underwriter or us, and should not be relied upon by investors.
Affiliations
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the underwriter and/or its affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursement. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.
Selling Restrictions
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of our common stock offered by this prospectus supplement will be passed upon for us by Warner Norcross + Judd LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Hunton Andrews Kurth LLP.
EXPERTS
The financial statements of ChoiceOne Financial Services, Inc. and its subsidiaries as of and for the years ended December 31, 2023 and 2022 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as an expert in auditing and accounting.
The consolidated financial statements of Fentura Financial, Inc. and its subsidiaries as of and for the years ended December 31, 2023 and December 31, 2022, have been incorporated by reference in reliance upon the report of Rehmann Robson LLC, an independent certified public accounting firm, and upon the authority of said firm as an expert in auditing and accounting.

PROSPECTUS
ChoiceOne Financial Services, Inc.
$50,000,000

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
The securities listed above may be offered and sold by us from time to time. The aggregate offering price of the securities offered by us under this prospectus will not exceed $50,000,000. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.
Our common stock is listed on the NASDAQ Capital Market under the symbol “COFS”.
We may offer and sell these securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.
Investing in our securities involves risks. See the section entitled “Risk Factors” on page 5 of this prospectus, and the risk factors that may be included in the applicable prospectus supplement and in our periodic reports and other documents we file with or furnish to the Securities and Exchange Commission.
These securities are not deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.
Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 20, 2023.

i

ABOUT THIS PROSPECTUS
References in this prospectus to “ChoiceOne”, “we”, “us”, “our” and “Company” are to ChoiceOne Financial Services, Inc. and its subsidiaries.
This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time, either separately or together, common stock, preferred stock, debt securities, depositary shares or warrants in one or more offerings at an aggregate offering price of up to $50,000,000.
This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities which may be offered under this prospectus and any prospectus supplement. That registration statement including the exhibits can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities.

FORWARD LOOKING STATEMENTS
Certain statements in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We use the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will” and similar terms and phrases to identify forward-looking statements in this prospectus. In addition, ChoiceOne may make forward-looking statements in our other documents filed with or furnished to the SEC, and our management may make forward-looking statements orally to analysts, investors, representatives of the media, and others.
Generally, forward-looking statements can be identified by the fact that they are not based on historical facts but instead represent management’s beliefs regarding future events. Such statements are based on management’s current expectations and are subject to risks, uncertainties, and changes in circumstances. Actual results and outcomes may differ materially from those included in these statements due to a variety of factors. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed include, but are not limited to, the following:
•	our asset quality and any loan charge-offs;
•	the composition of our loan portfolio;
•
the effects of changes in market interest rates on our net interest income, net interest margin, our investment securities portfolio, our loan originations and loan portfolio, and our modeling estimates relating to interest rate changes;

•	the effects of general economic conditions in the United States and Michigan;
•	our access to sources of liquidity and capital to address our liquidity needs;
•	our ability to achieve loan and deposit growth and the composition of such growth;
•	our ability to attract and retain key employees;
•	our ability to identify and address cybersecurity risks;
•	our ability to keep pace with technological changes;
•	risks related to the concentration of our operations in Michigan;
•	risks related to our loan portfolio, including risks associated with commercial and residential real estate;
•	our ability to successfully compete with other financial services companies and to adjust to changes in the financial services industry;
•	our ability to implement, maintain, and improve effective internal controls;
•	our ability to meet our regulatory and public company obligations;
•	our success at managing the risks involved in the foregoing items; and
•
each of the risk factors listed and described in Part I, Item 1A. Risk Factors of our most recently filed Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus and the applicable prospectus supplement.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included or incorporated by reference in this prospectus. You are cautioned not to place undue reliance on forward-looking statements. Other than as required under United States securities laws, ChoiceOne does not undertake to update, amend, or clarify the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC website at www.sec.gov.
General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through the Investor Relations section of our website at www.choiceone.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.
We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:
•	Annual Report on Form 10-K for the year ended December 31, 2022
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023
•	Current Report on Form 8-K filed on May 26, 2023
•	Proxy Statement on Schedule 14A dated April 11, 2023
•
The description of our common stock contained in our Description of Rights of Shareholders, previously filed as an exhibit to our Form 10-K for the year ended December 31, 2022, including any amendments or reports filed for the purpose of updating such description.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.
Any documents incorporated by reference into this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) are available to you, or any beneficial owner, without charge upon written or oral request. Please direct your requests to Adom Greenland, Chief Financial Officer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345, or (616) 887-7366.

CHOICEONE FINANCIAL SERVICES, INC.
ChoiceOne is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was incorporated on February 24, 1986, as a Michigan corporation. The Company was formed to create a bank holding company for the purpose of acquiring all of the capital stock of ChoiceOne Bank, which became a wholly owned subsidiary of the Company on April 6, 1987. ChoiceOne Bank owns all of the outstanding common stock of ChoiceOne Insurance Agencies, Inc., an independent insurance agency headquartered in Sparta, Michigan.
The Company's business is primarily concentrated in a single industry segment, banking. ChoiceOne Bank (referred to as the “Bank”) is a full-service banking institution that offers a variety of deposit, payment, credit and other financial services to all types of customers. These services include time, savings, and demand deposits, safe deposit services, and automated transaction machine services. Loans, both commercial and consumer, are extended primarily on a secured basis to corporations, partnerships and individuals. Commercial lending covers such categories as business, industry, agricultural, construction, inventory and real estate. The Bank’s consumer loan departments make direct and indirect loans to consumers and purchasers of residential and real property. In addition, the Bank offers trust and wealth management services.

RISK FACTORS
An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, and in all other information appearing in this prospectus or incorporated by reference into this prospectus. Material risks and uncertainties that management believes affect ChoiceOne will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties which we unaware of that could adversely affect our business, financial condition or results of operations. This prospectus is qualified in its entirety by these risk factors.

USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities offered under this prospectus in the manner and for the purposes set forth in the applicable prospectus supplement. Unless otherwise set forth in an applicable prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes.

DESCRIPTION OF SECURITIES
We may use this prospectus to offer securities in one or more offerings. We will provide a prospectus supplement each time we offer securities which will describe the amounts, prices and detailed terms of the securities. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. To the extent the applicable prospectus supplement is inconsistent with this prospectus, the terms of that prospectus supplement will supersede the information in this prospectus. The terms of the offered securities may differ from the terms summarized below. Additionally, the descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions in the applicable prospectus supplement which define your rights as holders of the relevant securities.
Description of Capital Stock
The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Restated Articles of Incorporation (“Articles”), which are incorporated by reference herein. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Articles, our Bylaws, the Michigan Business Corporation Act (“MBCA”) and any other document referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe this summary covers the material terms and provisions of our capital stock set forth in our Articles, it may not contain all of the information that is important to you.
Our authorized capital stock consists of 15,000,000 shares of common stock, no par value, and 100,000 shares of preferred stock, no par value. As of April 30, 2023, there were 7,521,749 shares of ChoiceOne common stock issued and outstanding, and no shares of ChoiceOne preferred stock were outstanding. ChoiceOne's common stock trades on the NASDAQ Capital Market under the trading symbol “COFS.” ChoiceOne's transfer agent is Continental Stock Transfer & Trust Company.
Common Stock
We may issue shares of our no par value common stock, separately or together with, or upon conversion, exercise or exchange of other securities, as set forth in the applicable prospectus supplement.
General
Each share of common stock has the same relative powers, preferences and rights as, and is identical in all respects with, all the other shares of common stock. Holders of ChoiceOne common stock have no conversion rights and are not entitled to any preemptive or subscription rights. ChoiceOne common stock is not subject to redemption or any further calls or assessments. ChoiceOne common stock does not have cumulative voting rights in the election of directors.
Voting Rights; Written Consent
Each holder of common stock is entitled to one vote for each share held by such shareholder. The ChoiceOne Bylaws provide that any action required or permitted to be taken at a meeting of the ChoiceOne shareholders may be taken without a meeting, without prior notice, and without a vote, if all the shareholders entitled to vote at the meeting consent in writing. Except as otherwise provided in ChoiceOne's Articles, Bylaws, or applicable law, a majority of the votes cast at a meeting is required to take any action. Directors are elected by a vote of the plurality of the votes cast with respect to the director at any meeting for the election of directors.
Liquidation Rights
In the event ChoiceOne liquidates, dissolves or winds up, each holder of ChoiceOne common stock will be entitled to receive a pro rata portion of all assets available for distribution, after ChoiceOne pays or provides for payment of all of ChoiceOne's debts and liabilities and of any amounts owing to holders of any outstanding shares of any class having preference over ChoiceOne common stock in such event.
Dividends
Holders of ChoiceOne common stock are entitled to receive dividends, if any, as may be declared by ChocieOne's board of directors out of assets legally available therefor after payment to holders of any outstanding shares of any class having preference over ChoiceOne common stock as to the payment of dividends. The amount of and nature of any dividends declared on ChoiceOne common stock will be determined by ChoiceOne's board of directors in their sole discretion.
Preferred Stock
We may issue shares of our no par value preferred stock in one or more series, as set forth in the applicable prospectus supplement.
General
Our Articles authorize the issuance of up to 100,000 shares of preferred stock, no par value. We will describe the particular terms of any series of preferred stock being offered in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:
•	the aggregate number of shares offered;
•	the specific designation;
•	the purchase price;
•	the dividend rate or manner of calculating the dividend rate;
•	the dividend periods or manner of calculating the dividend periods;
•	the ranking of the shares of the series with respect to dividends, liquidation and dissolution;
•	any applicable conversion provisions;
•	the voting rights of the shares of the series;
•	whether and on what terms we can redeem the shares of the series;
•	whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share;
•	whether we will list the preferred stock or depositary shares on a securities exchange; and
•	any other specific terms of the series of preferred stock.
Voting Rights
The voting rights of preferred stock of any series being offered will be described in the applicable prospectus supplement.
Liquidation Rights
In the event ChoiceOne liquidates, dissolves or winds up, holders of our preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement before we make any distribution of assets to holders of our common stock or any junior series of preferred stock.
Dividends
If you purchase preferred stock being offered by use of this prospectus or an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, dividends at the rates and on the dates set forth in the prospectus supplement.
Conversion Rights
The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock being offered are convertible into shares of our common stock or another series of our preferred stock.
Redemption
The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock being offered may be redeemed.

Provisions Applicable to Common and Preferred Stock
Number and Classification of Directors
The ChoiceOne Articles provide that the board of directors is divided into three classes. Each class of directors is as equal as possible in number and serves for a three-year term of office, except that directors may be elected for shorter terms so that approximately one-third of the directors are elected each year. One class of ChoiceOne’s directors is elected each year, to hold office for a three-year term (or until their respective successors are elected and qualified, or until their respective resignation or removal). ChoiceOne’s board currently consists of 15 directors.
Issuance of Additional Shares
In the future, ChoiceOne's board of directors may authorize the issuance of additional shares of common stock or preferred stock, up to the amounts authorized in the ChoiceOne Articles. Generally, no shareholder approval would be required for the issuance of these additional shares, subject only to the restrictions of the Michigan Business Corporation Act and the ChoiceOne Articles.
Modification of Rights of Shareholders
The ChoiceOne Articles may be amended by the affirmative vote of the holders of a majority of the outstanding ChoiceOne shares entitled to vote, except that certain provisions of the ChoiceOne Articles related to directors, interested party transactions, business combinations and tender or exchange offers, and amendment of the ChoiceOne Articles may be amended only by the affirmative vote of at least 66 2/3% of the outstanding ChoiceOne shares entitled to vote. ChoiceOne's Bylaws may be amended by the affirmative vote of a majority of the board of directors or by the affirmative vote of the holders of a majority of the outstanding ChoiceOne shares entitled to vote.
Business Combination Restrictions
Certain provisions of our Articles and Bylaws may have the effect of impeding the acquisition of control of the Company by means of a tender offer, proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. The ChoiceOne Articles include certain provisions related to business combinations with a person who owns 10% or more of the outstanding ChoiceOne stock or who is an affiliate who in the past two years owned 10% or more of the outstanding ChoiceOne stock. Such business combinations require approval by the affirmative vote of the holders of at least 66 2/3% of outstanding ChoiceOne stock (other than stock held by certain related persons involved in such business combination). However, approval by the affirmative vote of the holders of only a majority of outstanding ChoiceOne stock is required if the business combination has been approved by a vote of a majority of disinterested directors or if payment to shareholders in connection with the business combination is solely in cash and certain additional conditions are met.
Depositary Shares
The following is a summary of the general terms of the deposit agreement to govern any depositary shares we may offer representing fractional interests in shares of our preferred stock, the depositary shares themselves and the related depositary receipts. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any depositary shares we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.
General
We may offer fractional interests in our shares of our preferred stock, rather than full shares of preferred stock. If we do, we will provide for issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Purchasers of fractional interests in shares of the related series of preferred stock will receive depositary receipts as described in the applicable prospectus supplement.
Unless we specify otherwise in the applicable prospectus supplement, purchasers will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.
Voting Rights
Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying our preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.
Liquidation Rights
If a series of our preferred stock underlying the depositary shares has a liquidation preference, in the event of liquidation, dissolution, or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidating distributions accorded each share of the applicable series of our preferred stock, as set forth in the applicable prospectus supplement.
Dividends
The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares based on the number of depositary shares owned by that holder on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for our preferred stock.
If there is a distribution other than in cash, the depositary will distribute the property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the applicable holders.
Conversion or Exchange Rights
If a series of our preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.
Redemption
If a series of our preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of our preferred stock held by the depositary. Whenever we redeem any of our preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing our preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of our preferred stock.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, certain amendments as specified in the applicable prospectus supplement will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by the depositary or us only if: (1) all outstanding depositary shares have been redeemed; or (2) there has been a final distribution of our preferred stock in connection with our dissolution and the distribution has been made to all holders of depositary shares.
Charges of Depositary
We will pay all United States transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.
Debt Securities
General
The debt securities that we may offer using this prospectus consist of notes, debentures or other evidences of indebtedness. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, without the consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). As required by the Trust Indenture Act of 1939, as amended, for all debt securities that are publicly offered, such debt securities will be governed by a document called an indenture. The form of indenture is subject to any amendments or supplements that we may enter into with the trustee(s) setting forth the specific terms and conditions of the debt securities being issued. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:
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the title of the debt securities, including, as applicable, whether the debt securities will be subordinated debt securities, and any subordination provisions particular to the series of debt securities;

•	any limit on the aggregate principal amount of the debt securities;
•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities will be issued;
•	the date or dates, on which the principal of the debt securities will be payable;
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the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which such interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date

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the place or places where the principal of and interest, if any, on the debt securities shall be payable, and where the Securities of such Series may be surrendered for registration of transfer or exchange;

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the obligation, if any, of the Company to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy;

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whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such global securities, and the terms and conditions, if any, upon which interests in such global securities may be exchanged in whole or in part for the individual securities represented thereby in definitive form registered in the name or names of persons other than such depositary or a nominee or nominees thereof;

•	the denominations, which may be in U.S. dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
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if other than U.S. dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or purchasable, as the case may be;

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the manner in which the amounts of payment of principal of or interest, if any, on the debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

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the terms and conditions, if any, for conversion of the debt securities into or exchange of the debt securities for shares of common stock, preferred stock, other debt securities or warrants for common stock, preferred stock or other securities of any kind of the Company that apply to the debt securities;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;
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any addition to or change in the events of default which applies to any debt security and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable in connection with events of default;

•	any addition to or change in the covenants with respect to the debt securities;
•	whether the debt securities, in whole or specified parts, will be defeasible, and, if the securities may be defeased, in whole or in specified part;
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whether the debt securities will be secured by any property, assets or other collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;
•	the dates on which interest, if any, will be payable and the regular record dates for interest payment dates;
•	any restrictions, conditions or requirements for transfer of the debt securities; and
•	any other material terms or conditions upon which the debt securities will be issued.
Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.
Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may also act as paying agent under the indenture.
The applicable prospectus supplement will contain a description of U.S. federal income tax consequences relating to the debt securities, to the extent applicable.
Covenants
The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from paying dividends or acquiring any of our or its capital stock.

Consolidation, Merger and Transfer of Assets
Unless we indicate otherwise in the applicable prospectus supplement, the indenture will permit a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets; provided, however, that:
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we are the surviving or continuing entity, or the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and assumes, pursuant to a supplemental indenture, all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and
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if requested by the trustee, we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.
Notwithstanding the foregoing, we may (1) merge with an affiliate solely for the purpose of reincorporating the Company in another jurisdiction or forming a direct holding company of the Company or (2) transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term “wholly owned subsidiary” means any subsidiary in which we and/or our other wholly owned subsidiaries own all of the outstanding capital stock.
Modification and Waiver
Unless we indicate otherwise in the applicable prospectus supplement, under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:
•	a change in the stated maturity date of any payment of principal or interest;
•	a reduction in the principal amount of, or interest on, any debt securities;
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a reduction in the percentage of outstanding debt securities required to consent to a modification, supplement, or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture; or

•	a change in the currency in which any payment on the debt securities is payable.
Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:
•	waive compliance by us with certain restrictive provisions of the indenture; and
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waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of, or interest on, any series of debt securities.

Finally, we and the indenture trustee may, from time to time, amend the indenture without the consent of holders of the debt securities for certain purposes, including but not limited to the following:
•	to evidence the succession of another entity to us or successive successions and the assumption by such entity of our covenants, agreements and obligations under the indenture;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add covenants or any other change to provide any additional rights or benefits for the protection of the holders of debt securities that do not adversely affect the legal rights of any holder; and
•	to make certain other administrative modifications which do not materially and adversely affect the interests of the holders of debt securities.
Events of Default
Unless we indicate otherwise in the applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:
•	failure to pay interest on any debt security for 60 days after the payment is due;
•	failure to pay the principal of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;
•	default in the deposit of any sinking fund payment, when and as due;
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failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.
If an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events of bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.
The indenture requires us to furnish to the trustee, not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer’s knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of, or interest on, any debt securities if the trustee in good faith determines that the withholding of notice is in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.
The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:
•	conducting any proceeding for any remedy available to the trustee; or
•	exercising any trust or power conferred upon the trustee.
The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:
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the holders of not less than 25% in aggregate principal amount of the outstanding debt securities have given the trustee written notice that an event of default is continuing, made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and
•	no direction inconsistent with such written request has been given to the trustee under the indenture.
However, the holder of any debt security will have an absolute right to receive payment of principal of, and interest on, the debt security when due and to institute suit to enforce payment.

Satisfaction and Discharge; Defeasance
Satisfaction and Discharge of Indenture. Unless otherwise indicated in the applicable prospectus supplement, if at any time,
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we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same has become due and payable;

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no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any guarantor, as applicable, of such securities is a party or by which the Company or any such guarantor, as applicable, is bound;

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the Company has delivered irrevocable instructions to the trustee for such debt securities to apply the deposited money toward the payment of such debt securities at maturity or on the redemption date, as the case may be; and

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we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture; or

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all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities, then the indenture shall cease to be of further effect with respect to the debt securities of such series.
Legal Defeasance and Covenant Defeasance. Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:
•	to defease and be discharged from all of our obligations with respect to such debt securities (“legal defeasance”), with certain exceptions described below; or
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to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”).

We must comply with the following conditions before the legal defeasance or covenant defeasance can be effected:
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we must irrevocably deposit with the indenture trustee or other qualifying trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments;

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we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred.

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no default or event of default with respect to the debt securities shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

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such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its subsidiaries is a party;

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the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the debt securities over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

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the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

The accompanying prospectus supplement may further describe any provisions permitting or restricting legal defeasance or covenant defeasance with respect to the debt securities of a particular series.
Global Securities
Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.
Notices
We will give notices to holders of the debt securities by mail at the addresses listed in the security register.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended, is applicable.
Regarding the Trustee
General. We will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities.
Resignation or Removal of Trustee. If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. Any resignation will require the appointment of a successor trustee under the indenture in accordance with the terms and conditions of the indenture.
The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.
Annual Trustee Report to Holders of Debt Securities. The trustee will be required to submit certain reports to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding advances made by it, and any action taken by the trustee materially affecting the debt securities.
Certificates and Opinions to Be Furnished to Trustee. The indenture provides that, in addition to other certificates or opinions specifically required by other provisions of the indenture, every application by us for action by the trustee must be accompanied by a certificate from one or more of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Certain Relationships in the Ordinary Course. From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.
Warrants
We may issue warrants for the purchase of debt securities, preferred stock, common stock, other securities of the Company, or any combination of the foregoing. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.
The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The applicable prospectus supplement will include some or all of the following information:
•	the aggregate number of warrants offered;
•	the title and specific designation of the warrants;
•	the amount of warrants outstanding, if any;
•	the consideration for which we will issue the warrants;
•	the designation, number and terms of the securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;
•	the exercise price or prices of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	the anti-dilution, redemption or call provisions of the warrants, if any;
•	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•	any terms, procedures and limitations regarding the transferability, exchange or exercise of the warrants; and
•	any other material terms of the warrants.
Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up, or to exercise voting rights, if any.

PLAN OF DISTRIBUTION
We may sell the securities from time to time in one or more of the following ways:
•	to or through underwriters or dealers;
•	directly to one or more purchasers;
•	through agents;
•	through “at the market” offerings, within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise; or
•	through a combination of any such methods of sale or through any other method permitted by law.
For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, as required, including:
•	the price at which the securities are offered;
•	the names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by each of them, if any;
•	the proceeds from the sale of securities to us and the use of proceeds from the sale of the securities;
•	any underwriting discounts, concessions, commissions, agency fees or other compensation payable to underwriters, dealers or agents;
•	any discounts or concessions allowed or reallowed or repaid to dealers or agents;
•	any delayed delivery arrangements; and
•	the securities exchange(s) on which the securities will be listed, if any.
Only underwriters or agents named in an accompanying prospectus supplement are deemed to be underwriters or agents in connection with the securities offered thereby.
If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and unless otherwise specified in an accompanying prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by such accompanying prospectus supplement relating to that series if any of such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
We may also sell securities directly or through agents we designate from time to time. Any agent involved in the offering and sale of the offered securities will be named in an accompanying prospectus supplement, and any commissions payable by us to that agent will be set forth in an accompanying prospectus supplement. Unless otherwise indicated in such accompanying prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
If so indicated in an accompanying prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities, which provide for payment and delivery on a future date specified in such accompanying prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to these arrangements.
In connection with an offering of securities, the underwriters may purchase and sell securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or mitigating a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or mitigating a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
Underwriters and agents may be entitled to indemnification by us against civil liabilities in accordance with agreements entered into with us, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters or agents may be required to make in that respect.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for ChoiceOne by Warner Norcross + Judd LLP. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS
The financial statements as of and for the year ended December 31, 2022 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

1,200,000 Shares
ChoiceOne Financial Services, Inc.
Common Stock

Prospectus Supplement
D.A. Davidson & Co.

July 25, 2024